SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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THE MAY DEPARTMENT STORES COMPANY
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[LOGO]
The May Department Stores Company
611 Olive Street
St. Louis, Missouri 63101-1799

                      April 19, 2000
Dear Fellow Shareowner:

     It is our privilege to invite you to attend May's 2000 annual meeting of shareowners. The meeting will take place on May 19, 2000, at 11:00 a.m. at The Westin William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania. This is the first time in 30 years that the annual meeting is being held outside of St. Louis. We decided to take the meeting "on the road" in order to give more shareowners an opportunity to attend.

     We are pleased to add two new enhancements to our proxy solicitation process this year:

   For the first time we are offering two new ways to vote your shares by proxy in addition to the traditional paper proxy card. You may vote via the Internet by accessing the voting site shown on your proxy card, or you may vote by telephone by calling the toll-free number shown on your proxy card. In either case you will need the "control number" that is imprinted on your proxy card. We encourage you to try one of these new voting methods this year.
  We are offering you the option to receive future proxy materials and the annual report electronically via the Internet. You can sign up by following the simple instructions on the Internet voting site. Receiving future annual reports and proxy statements through the Internet will be simpler for you and will save your company money. If you have a computer with Internet access, we hope you will follow the instructions and sign up.
     We appreciate your continued confidence in May and look forward to seeing you on May 19th. Even if you cannot attend the meeting, your vote is very important to our company. Please return a signed proxy card, or vote your shares over the Internet or by telephone so that your shares are represented at the meeting.

Very truly yours,

/s/ Eugene S. Kahn                   /s/ Jerome T. Loeb

Eugene S. Kahn                       Jerome T. Loeb
President and                        Chairman of the Board
Chief Executive Officer

TABLE OF CONTENTS

Notice of Annual Meeting of Shareowners                                    1

Proxy Statement                                                             1

The Election of Directors                                                   2

Beneficial Owners                                                           5

Executive Compensation                                                      5

The Board of Directors and Committees of the Board                        10

The Ratification of the Appointment of Independent Auditors               11

Reapproval of the Executive Incentive Compensation Plan
for Corporate Executives                                                   11

Proposal by a Shareowner Concerning a Classified Board                    12

Proposal by a Shareowner Concerning May's Shareowner

Rights Plan                                                                13

General                                                                    14

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The shareowners of The May Department Stores Company, a Delaware corporation, will hold their annual meeting on May 19, 2000, at 11:00 a.m. The meeting will be in Pittsburgh, Pennsylvania at The Westin William Penn.

     The proposals for the meeting are:

(a) the election of five directors;

(b) the ratification of the appointment of independent auditors;

(c) the reapproval of May's Executive Incentive Compensation Plan for Corporate Executives;

(d) a shareowner proposal concerning a classified board; and

(e) a shareowner proposal concerning May's shareowner rights plan.

     The proxy statement discusses these proposals and contains other information about May. It also explains how you may vote at the annual meeting in person or by proxy. The shareowners may take action on additional business at the meeting if it is properly raised.

     The record date for the meeting is March 31, 2000. This means that you must be a shareowner of record or the owner of May's Employee Stock Ownership Plan preference stock ("ESOP stock") at the close of business on that date to vote at the annual meeting.

PROXY STATEMENT

We are providing this proxy statement to shareowners of May common stock and ESOP stock in connection with the board of directors' solicitation of proxies for use at the annual shareowners meeting and when the meeting reconvenes if it is adjourned or postponed. We began mailing the proxy statement and the enclosed form of proxy on April 19, 2000.

Number of Shares Outstanding. You are entitled to one vote for each share of common stock you own. On the record date, the company's voting securities carried 341,059,653 votes and consisted of:

  320,232,922 shares of common stock, excluding 150,222,572 shares of treasury stock; and
  616,404 shares of ESOP stock, which carry 20,826,731 votes.
The owners of shares of common stock and ESOP stock vote together as a single class.

Proxies and Methods of Voting. If you own common stock in your own name, you are an "owner of record." This means that you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you fail to vote, the proxies cannot vote your shares at the meeting. If you participate in May's dividend reinvestment plan, the enclosed proxy card includes the shares in your dividend reinvestment plan account.

     If you participate in May's profit sharing plan, you will receive a voting instruction card for the common stock and ESOP stock allocated to your account in that plan. The plan trustee will vote your shares in accordance with your instructions and the terms of the plan. If you fail to vote, the trustee will vote your shares in the same proportion as it votes the shares for which it receives instructions from other plan participants. Under the terms of the plan, the trustee must receive your voting instructions by May 12.

     You have three voting options:

  Internet: You can vote over the Internet at the web address shown on your proxy card. Internet voting is available 24 hours a day. If you have access to the Internet, we encourage you to vote this way. If you vote over the Internet, do not return your proxy card.
  Telephone: You can vote by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote over the telephone, do not return your proxy card.
  Proxy Card: You can vote by mail by simply signing, dating and mailing your proxy card in the postage-paid envelope which we have provided.
     If a broker, bank or other nominee holds your common stock for your benefit but not in your own name, your shares are in "street name." In that case, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. The availability of Internet and telephone voting depends on their voting processes. Please follow the instructions on the voting instruction form they send you.

     The named proxies will vote all shares at the meeting that have been properly voted (whether by Internet, telephone, or mail) and not revoked. If you sign and return your proxy card but do not mark your proxy card to tell the proxies how to vote your shares on each proposal, the proxies will vote the way the board of directors recommends in this proxy statement. If action is taken at the meeting on matters that are not described in this proxy statement, the proxies will use their own judgment to determine how to vote your shares. The board of directors recommends a vote

  FOR the election of all director nominees;
  FOR the ratification of the appointment of independent auditors;
  FOR the reapproval of May's Executive Incentive Compensation Plan for Corporate Executives;

  AGAINST the shareowner proposal concerning a classified board; and
  AGAINST the shareowner proposal concerning May's shareowner rights plan.
     If the annual meeting is interrupted before we have completed our business or adjourned to another date, the proxies will still vote your shares when the meeting resumes, unless you revoke your instructions in the meantime. You may revoke your proxy at any time before its exercise by sending a written revocation to May's secretary;
  voting again over the Internet or by telephone;
  signing another proxy card bearing a later date and mailing it to us prior to the meeting; or
  attending the meeting and voting in person.

Electronic Access to Proxy Materials and Annual Reports. This proxy statement and the 1999 annual report are available on our Internet site at www.maycompany.com. You can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

     If you are a shareowner of record, you can choose this option and save May the cost of producing and mailing these documents by following the instructions provided if you vote over the Internet. After you make this choice, you will receive an e-mail next year containing the Internet address of the proxy materials and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year.

     If you hold your May stock in street name through a broker, bank or other nominee, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. After you make this choice, you will receive an e-mail next year containing the Internet address to use to access our proxy statement and annual report.

THE ELECTION OF DIRECTORS

Proposal (a) on the accompanying proxy card.

Nominees. The board of directors proposes the election of five directors. These five directors, together with the nine directors whose terms continue beyond the annual meeting, will make up the board of directors.

     Unless you indicate otherwise on your proxy card, the proxies will vote your shares FOR the following persons for terms expiring at the annual meeting in the year indicated and until their successors are elected and qualified:

                          2003
     John L. Dunham               Michael R. Quinlan
     Jerome T. Loeb               William P. Stiritz
     Russell E. Palmer

     Each nominee consents to being nominated and agrees to serve if elected. They will join the following directors whom you elected previously for terms ending at the annual meeting in the years indicated. These directors are not standing for election at this meeting:

           2001                      2002
     Eugene S. Kahn          Marsha J. Evans
     Helene L. Kaplan        Robert D. Storey
     James M. Kilts          Anthony J. Torcasio
     William D. Perez        Edward E. Whitacre, Jr.
     R. Dean Wolfe

     If a nominee becomes unavailable before the meeting, the proxies may vote your shares for any substitute nominee proposed by the board of directors, or the board may reduce the number of directors to be elected.

Information About Directors. Biographies of the directors appear on the following pages, showing principal occupations during the last five years;
  ages as of May 19, 2000;
  the number of shares of May common stock over which each director had sole or shared voting and investment power as of March 21, 2000; and
  the stock units held in each director's deferred compensation plan account as of March 21, 2000.
For the directors who are also May employees, the common stock ownership numbers also reflect interests in shares owned by our profit sharing plan. No director beneficially owns any preferred stock of May other than ESOP stock owned by the profit sharing plan.

     May's 24 executive officers and directors as a group

  had sole voting and investment power as of March 21, 2000, over 1,757,726 shares of May common stock, less than 1% of the outstanding shares, and disclaim beneficial ownership as to 6,312 of these shares;
  had 267,654 stock units in deferred compensation plan accounts as of March 21, 2000; and
  have the right to acquire sole or shared voting and investment power over 1,582,619 shares of May common stock on or before May 19, 2000.
These numbers include the shares reported in the biographies that follow.

      Eugene S. Kahn, director since 1996, age 50
[photo]
      Mr. Kahn, president and chief executive officer, joined May in 1990 as president and chief executive officer of G. Fox. He became president and chief executive officer of Filene's in 1992. He became vice chairman of May in March 1996 and was appointed executive vice chairman in June 1997. He assumed his current position in May 1998. Mr. Kahn beneficially owns 314,205 shares of common stock and 77,451 deferred stock units and has the right to acquire an additional 353,028 shares of common stock on or before May 19, 2000.

      John L. Dunham, director since 1997, age 53 (standing for election at this meeting)
[photo]
      Mr. Dunham, vice chairman and chief financial officer, joined May in 1976. He held a number of positions in various divisions until 1987, when he was named chairman of Sibley's. He was named chairman of G. Fox in 1989 and was promoted to chairman of May Merchandising Company in 1993. He became executive vice president and chief financial officer in May 1996. He assumed his current position in November 1999. Mr. Dunham beneficially owns 119,815 shares of common stock and 44,642 deferred stock units and has the right to acquire an additional 127,657 shares of common stock on or before May 19, 2000.

      Marsha J. Evans, director since 1998, age 52
[photo]
      Mrs. Evans is the national executive director of Girl Scouts of the U.S.A. She served with the United States Navy for 29 years, where she was commissioned Ensign in 1968, attaining the designation of Rear Admiral before retiring in 1998. Prior to retirement, she served as superintendent of the Naval Post Graduate School in Monterey, California, and as director of the George C. Marshall European Center for Security Studies. Mrs. Evans assumed her present position in 1998. Mrs. Evans beneficially owns 3,000 shares of common stock and 2,210 deferred stock units.

      Helene L. Kaplan, director since 1985, age 66
[photo]
      Mrs. Kaplan has been of counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP since 1990. She is a director of Bell Atlantic Corporation, Chase Manhattan Corporation, ExxonMobil Corporation, and Metropolitan Life Insurance Company. Mrs. Kaplan also serves as a trustee or director of many nonprofit cultural, educational and scientific organizations. Mrs. Kaplan beneficially owns 15,479 shares of common stock and 8,052 deferred stock units.

      James M. Kilts, director since 1998, age 52
[photo]
      Mr. Kilts is the president and chief executive officer of Nabisco, Inc. Prior to assuming his present position in 1998, he held several positions with Philip Morris Companies, Inc., including president of Kraft Foods U.S.A. from 1989 to 1994 and executive vice president from 1994 to 1997. Mr. Kilts serves on the boards of Nabisco, Inc., Knox College, the Grocery Manufacturers of America, and Whirlpool Corporation. Mr. Kilts beneficially owns 4,614 shares of common stock and 3,030 deferred stock units.

      Jerome T. Loeb, director since 1984, age 59 (standing for election at this meeting)
[photo]
      Mr. Loeb, chairman of the board, joined May in 1964. He held various positions at Famous-Barr, Hecht's, and the corporate office until 1981 when he was appointed executive vice president and chief financial officer of May. He was named vice chairman in 1986 and president in 1993. He became chairman of the board in May 1998. Mr. Loeb beneficially owns 453,841 shares of common stock (and disclaims beneficial interest in 6,312 of those shares) and has the right to acquire an additional 219,496 shares on or before May 19, 2000.

      Russell E. Palmer, director since 1984, age 65 (standing for election at this meeting)
[photo]
      Mr. Palmer is the chairman and chief executive officer of The Palmer Group, a corporate investment firm. He is the retired managing director and chief executive officer of Touche Ross International and the retired Dean of The Wharton School and Reliance Professor of Management and Private Enterprise at the University of Pennsylvania. Mr. Palmer is also a director of Freddie Mac, GTE Corporation, Honeywell International, and Safeguard Scientifics, Inc. Mr. Palmer beneficially owns 8,265 shares of common stock and 5,761 deferred stock units.

      William D. Perez, director since 1998, age 52
[photo]
      Mr. Perez is the president and chief executive officer of S.C. Johnson and Son, Inc. He joined S.C. Johnson and Son in 1970 and served as president and chief operating officer of its worldwide consumer products division from 1993 to 1997, when he assumed his present position. Mr. Perez is also a director of S.C. Johnson and Son, Inc., Hallmark Cards, Kellogg Company, and the Grocery Manufacturers of America. Mr. Perez beneficially owns 4,628 shares of common stock.

      Michael R. Quinlan, director since 1993, age 55 (standing for election at this meeting)
[photo]
      Mr. Quinlan is chairman of the executive committee of McDonald's Corporation. He joined McDonald's in 1963 and served as chief executive officer from 1987 to 1998 and as chairman from 1990 to 1999. Mr. Quinlan is also a director of Dun & Bradstreet Corporation and Catalyst, a nonprofit organization, and a member of the board of trustees of Ronald McDonald Children's Charities and Loyola University of Chicago. Mr. Quinlan beneficially owns 5,715 shares of common stock and 4,368 deferred stock units.

      William P. Stiritz, director since 1983, age 65 (standing for election at this meeting)
[photo]
      Mr. Stiritz is chairman of the board, chief executive officer and president of Agribrands International, Inc. He served as chief executive officer of Ralston Purina Company until 1997, and continues to serve as chairman of its board of directors. Mr. Stiritz is also a director of American Freightways, Angelica Corporation, Ball Corporation, Ralcorp Holdings, Inc., Reinsurance Group of America, Inc., and Vail Resorts, Inc. Mr. Stiritz beneficially owns 8,265 shares of common stock and 30,532 deferred stock units.

      Robert D. Storey, director since 1989, age 64
[photo]
      Mr. Storey has been a partner in the law firm of Thompson, Hine & Flory LLP, in Cleveland, Ohio since 1993. Mr. Storey is also a director of GTE Corporation and The Procter & Gamble Company, and a trustee of the Kresge Foundation, the George Gund Foundation, Case Western Reserve University, and Spelman College. Mr. Storey beneficially owns 11,174 shares of common stock and 2,827 deferred stock units.

      Anthony J. Torcasio, director since 1996, age 54
[photo]
      Mr. Torcasio, vice chairman, joined May in 1969. He held a number of merchandising positions at Kaufmann's. In 1988, he joined L.S. Ayres as president and chief executive officer and was named president and chief executive officer of Famous-Barr in 1991. He served as president of May Merchandising Company from 1993 to 1998 and as chief executive officer of May Merchandising Company from 1993 to February 2000. He became vice chairman of May in 1997. Mr. Torcasio beneficially owns 145,821 shares of common stock and has the right to acquire an additional 250,690 shares of common stock on or before May 19, 2000.

      Edward E. Whitacre, Jr., director since 1989, age 58
[photo]
      Mr. Whitacre is chairman of the board and chief executive officer of SBC Communications, Inc., and has served in this capacity since January 1990. He is a director of Anheuser-Busch Companies, Inc., Burlington Northern Santa Fe Corporation, and Emerson Electric Co. Mr. Whitacre beneficially owns 8,265 shares of common stock and 7,480 deferred stock units.

      R. Dean Wolfe, director since 1997, age 56
[photo]
      Mr. Wolfe, executive vice president of acquisitions and real estate, joined May in 1972. He served as executive vice president of real estate from 1986 to 1996, when he was appointed to his current position. Mr. Wolfe beneficially owns 218,596 shares of common stock and has the right to acquire an additional 188,355 shares of common stock on or before May 19, 2000.

BENEFICIAL OWNERS

The following shareowners reported to the Securities and Exchange Commission that they owned more than 5% of our common stock on December 31, 1999. With respect to May's profit sharing plan, ownership is as of the record date.

     Number             % of         % of
Name and address                          of shares        outstanding
voting
of beneficial owner                         owned          stock owned
   power

Capital Research and                      26,638,450            8.3%
        7.8%
Management Company
333 South Hope Street
Los Angeles, CA 90071

Oppenheimer Capital                       20,373,546            6.4%
      6.0%
1345 Ave. of the Americas
New York, NY 10105

Sanford C. Bernstein & Co., Inc.          18,778,375            5.9%         5.5%
767 Fifth Avenue
New York, NY 10153

May's Profit Sharing Plan
  Common Stock                            15,357,110
  4.8%         4.5%
  ESOP Stock                                 616,404
      100%         6.1%

EXECUTIVE COMPENSATION

Performance Based Bonus Plans. We have three performance based bonus plans that cover approximately 3,320 associates. Each plan links a major portion of the associates' potential total pay to the associates' performance and to May's performance.

     The plan for corporate executives applied to seven individuals in 1999 and applies to nine individuals in 2000, including the five executive officers named in the summary compensation table. The plan for company principals applies to the 19 presidents, chairmen, and vice chairmen of our operating divisions. Participants in each plan may receive annual cash awards for individual fiscal years and long-term cash awards for three-year long-term performance periods. These awards are based on attaining earnings per share and return on net assets performance standards relating to May as a whole in the case of the corporate executives' plan, or to the participants' respective divisions in the case of the principals' plan; and
  May's common stock price performance over the long-term performance periods.
     The performance incentive plan applies to approximately 3,300 associates. Participants may receive annual cash awards based upon attaining certain performance measures tailored to the participant's job.

     Participants in the three plans earned approximately $46.5 million for the performance periods ending in fiscal 1999. Amounts awarded under these plans to the named executive officers are reflected in the summary compensation table.

     During fiscal 1999, each of the named executive officers became eligible to receive a potential long-term cash award for the three fiscal years ending in fiscal 2001. The following table shows the maximum long-term cash awards payable for that period.

Long-Term Incentive Plan
Awards in Last Fiscal Year
                                   Performance
          Estimated
                                      or Other
           Maximum
                                  Period Until
Future Payouts
                                    Maturation
Under Non-Stock-
Name                                 or Payout    Price-Based Plan(1)

Eugene S. Kahn                     Earned over              $927,360
Jerome T. Loeb              three fiscal years              $630,045
Anthony J. Torcasio                (1999-2001)              $369,725
R. Dean Wolfe                    ending 2/2/02              $333,000
John L. Dunham
      $330,300

(1) Payouts may range from $0 to the "maximum" award value. The estimate above assumes that the individual remains eligible to participate throughout the three-year period, the maximum performance goals have been met, and that the stock price has increased sufficiently to result in the maximum stock price adjustment.
Profit Sharing Plan. Associates over age 21, with one year of service and at least 1,000 hours of paid employment, may participate in our profit sharing plan. During 1999, 58,752 associates invested $88.9 million in the plan. Of this amount, $48.5 million was invested in May common stock. In addition, we added $53.9 million of May common stock and ESOP stock to associates' accounts as a result of the plan's matching formula.

     The plan links its benefits to our performance each year and to the value of the common stock. Generally, we match up to the first 5% of pay each pay period that an associate invests in the plan. In 1999, our associates made $53.9 million of "matchable" contributions to the plan. The effective matching rate for 1999 was 100%. The effective matching rate has averaged 99% over the last five years.

Retirement Plans. We have two noncontributory retirement plans that cover associates over age 21 who are paid for 1,000 or more hours per year.

     In addition, we have a supplementary retirement plan that covers associates who, at one time, had compensation in a calendar year equal to twice the amount of "wages" then subject to the payment of old age, survivor, and disability insurance Social Security taxes. Participants become entitled to a single life annuity retirement benefit equal to

  2% of the average of the participant's highest three out of five fiscal years of final annual salary and bonus multiplied by their years of service, up to a maximum of 25 years, reduced by primary Social Security benefits, company-provided benefits under our retirement, profit sharing and disability plans, and if appropriate, amounts to reflect early retirement.
     The minimum benefit under the plan is the amount of company-provided benefits that would be payable under our retirement and profit sharing plans determined without regard to any statutory limits, less the amount of these benefits actually payable under those plans. If there is a change in control, as defined in the plan, the supplementary retirement plan provides that vesting would be accelerated in limited circumstances and benefits would not be forfeitable.

     The expense for our retirement plans for fiscal 1999 for all associates aggregated $53 million.

     The following table shows the estimated aggregate annual benefits payable under these retirement plans to eligible associates in specified compensation and years of service classifications, assuming normal retirement at age 65 in 1999. The named executive officers had, as of December 31, 1999, the following years of service: Eugene S. Kahn, 9 years; Jerome T. Loeb, 35 years; Anthony J. Torcasio, 28 years; R. Dean Wolfe, 27 years; and John L. Dunham, 23 years.

Pension Plan Table

    Average                        Years of Service
          Annual
   Earnings          10          20          25          30          35
$   800,000    $123,102    $207,638    $207,665    $239,429    $271,196
  1,000,000     160,881     274,109     271,191     311,139     351,090
  1,300,000     217,549     377,850     370,517     422,743     474,966
  1,600,000     274,217     481,591     469,842     534,345     598,845
  1,900,000     330,884     585,336     569,165     645,943     722,721
  2,200,000     387,552     689,077     668,492     757,544     846,598
  2,500,000     444,220     792,819     781,303     882,630     983,959
  2,800,000     500,888     896,562     908,367    1,021,973  1,135,578

Employment Contracts, Termination of Employment and Change of Control Arrangements. We have severance agreements with each of the named executive officers. These agreements provide that the executive is entitled to benefits if a change in control occurs, as defined in the agreement, and during the 180 days following the change in control, the executive determines in good faith that as a result of that event he cannot execute his duties effectively.

     Following the 180-day period, the executive is entitled to benefits only if his employment is actually or constructively terminated other than for cause or disability during the remaining term of the agreement.

     Benefits under the severance agreements include (1) a lump sum payment equal to three times the sum of base salary at termination or, if greater, base salary immediately prior to the change in control, plus target bonus with maximum share price adjustment for the year in which the change in control occurs; (2) continued medical and life insurance benefits for 36 months; and (3) eligibility for post-retirement life and medical insurance benefits if the executive is within five years of his eligibility date for those benefits.

     Executives who are subject to the insider trading rules of Section 16(b) of the Securities Exchange Act of 1934 also receive a cash payment in cancellation of their stock options. Mr. Kahn's agreement provides for a tax gross-up payment to ensure that his severance benefits are not subject to net reduction because of excise taxes which are payable under Section 4999 of the Internal Revenue Code. Mr. Loeb's agreement provides for a 50% tax gross-up payment.

     If a change in control is imminent, we have a trust that we will fund to provide these severance benefits. The trust becomes irrevocable when the change in control occurs.

     Each of the named executive officers has a written employment contract. These contracts expire at various dates on or before April 30, 2003.

Executive Stock Ownership. We encourage all associates to align their interests with shareowners by making a personal investment in May stock. We adopted minimum stock ownership guidelines in 1994 for our top management group. Associates can satisfy these minimum guidelines through direct stock ownership, profit sharing plan share equivalents and deferred compensation plan stock units. We expect associates to meet these minimum guidelines within five years of when the guidelines first apply to them.

Executive Stock Ownership Guidelines

       Ownership Guideline
Executive Level                         (Multiple of Base Salary)

Chief Executive Officer                                 5.0 times
Corporate Senior Management
    Committee(a)
      3.5 times
Presidents, Chairmen and Vice Chairmen
    of Operating Divisions                              2.5 times
Corporate Executive Vice Presidents and
    Senior Vice Presidents and the
    Senior Management Committees of
    Operating Divisions                                 1.5 times

(a) Currently includes Mr. Kahn (whose guideline is the CEO guideline above) and six other executive officers.
Stock Price Performance. The graph below compares our cumulative total shareowner return on a $100 investment in May common stock at the close of the market on January 28, 1995 (the end of fiscal 1994) against the returns of the S&P 500 stock index and the S&P Retail Department Stores Index.

Comparison of Five-Year Cumulative Return
May, S&P 500 Index
and S&P Retail Department Stores Index
[graph]

                      1994     1995     1996     1997     1998     1999

 May                  $100     $130     $146     $177     $208     $165
 S&P 500              $100     $139     $175     $222     $295     $334
 S&P-Dept. Stores     $100     $119     $128     $168     $166     $142

The companies included in the S&P Retail Department Stores Index are Dillard, Federated, J.C. Penney, Kohl's, May, and Nordstrom.

Named Executive Officer Compensation. Current proxy rules require us to disclose the compensation of certain executive officers in each of the last three fiscal years. The summary compensation table on the following page shows the compensation of those executive officers.

SUMMARY COMPENSATION TABLE

                                          Annual Compensation(2)                  Long-Term Compensation

                                         Awards
          Payouts

                            Restricted
  Long-Term  All Other
Name and
                          Stock      Stock    Incentive    Compen-
Principal Position               Year     Salary(1)(3)   Bonus(1)(4)      Awards(5)  Options
(6) Payouts(1)(7)   sation(8)

Eugene S. Kahn                   1999     $1,237,500     $787,500
       $0     85,000     $446,353     $8,000
President and Chief              1998     $1,200,000     $675,000     $5,343,750    225,000
$584,408     $9,024
Executive Officer                1997       $756,250     $301,037
  $0     33,750     $206,022     $8,348

Jerome T. Loeb                   1999     $1,037,500     $590,626
   $0     50,000     $326,821     $8,000
Chairman of the Board            1998     $1,000,000     $562,500             $0
  75,000     $470,975     $9,024
                                 1997       $976,250
   $370,652             $0     45,000     $284,304     $8,348

Anthony J. Torcasio              1999       $887,500     $405,000
$0     40,000     $210,380     $8,000
Vice Chairman                    1998       $825,000     $382,500     $1,858,125
    41,250     $282,463     $9,024
                                 1997       $712,500
   $282,222       $540,000     33,750     $201,965     $8,348

R. Dean Wolfe                    1999       $706,250     $321,750     $1,209,375
    22,500     $300,461     $8,000
Executive Vice President-        1998       $672,500     $306,000             $0
22,500     $376,295     $9,024
Acquisitions and Real Estate     1997       $643,750     $244,593     $1,083,750     55,500     $230,758
  $8,348

John L. Dunham                   1999       $661,250     $321,750     $1,844,297
   22,500     $153,411     $8,000
Vice Chairman and                1998       $597,500     $274,500
  $0     22,500     $204,651     $9,024
Chief Financial Officer          1997       $509,583     $210,726     $1,014,375     55,500
$141,851     $8,348

1. Total Cash Compensation. As supplemental information, the following table shows the total cash compensation
(Salary, Bonus and Long-Term Incentive Payouts) paid to the named executive officers for the fiscal year.
     Year      Mr. Kahn       Mr. Loeb       Mr. Torcasio     Mr. Wolfe
Mr. Dunham
     1999     $2,471,353     $1,954,947       $1,502,880     $1,328,461       $1,136,411
     1998     $2,459,408     $2,033,475       $1,489,963     $1,354,795       $1,076,651
     1997     $1,263,309     $1,631,206       $1,196,687     $1,119,101         $862,160
2. The table does not reflect certain non-cash compensation made available to the named executive officers for the last three fiscal years because the aggregate amounts of such compensation are below the required disclosure thresholds.

3. The table reflects salary paid or deferred during the respective fiscal years shown. Annual salary changes normally occur on May 1 of each year.

4. "Bonus" reflects the annual portion of the bonus payable under our executive incentive compensation plan for corporate executives described on page 9. The bonuses were paid or were deferred under our deferred compensation plan. All deferrals would be distributed to participants in lump sum cash payments immediately following a change in control, as defined in the plan.

5. "Restricted Stock" is valued at the average price of the May common stock on the grant date. The aggregate value of the restricted stock owned by each of the named executive officers as of the end of the last fiscal year (at $32.00 per share) was $4,800,000 for Mr. Kahn (150,000 shares), $2,400,000 for Mr. Loeb (75,000 shares), $2,640,000 for Mr. Torcasio (82,500 shares), $1,920,000 for Mr. Wolfe (60,000 shares) and $2,400,000 for Mr. Dunham (75,000 shares). We pay dividends on these shares quarterly. The common stock ownership numbers on pages 2 through 4 include shares of restricted stock. Under some circumstances, restricted shares continue to be forfeitable for up to 10 years from the grant date. Our restricted stock plan and our 1994 Stock Incentive Plan provide that restricted stock grants become fully vested and all restrictions are waived when a change in control, as defined in the plans, occurs.

6. "Stock Options" represent non-qualified 10-year options under our 1976 and 1987 stock option plans and the 1994 Stock Incentive Plan. The plans provide that all outstanding options become fully exercisable upon the occurrence of a change in control, as defined in the plans.

7. "Long-Term Incentive Payouts" represents the long-term portion of the bonus payable under the executive incentive compensation plan for corporate executives. Such amounts were paid or deferred under our deferred compensation plan. For Mr. Wolfe, the amounts also include installments of a long-term bonus arrangement entered into in 1995.

8. "All Other Compensation" represents our effective matching allocation to the named individual's accounts in the profit sharing plan.

STOCK OPTION GRANTS IN FISCAL 1999
                                      Percent of
                       Options       Total Options   Exercise or
 Expiration       Grant Date
Name                 Granted(1)        Granted        Base Price(2)
       Date       Present Value(3)

Eugene S. Kahn          85,000          2.0%          $44.9688
      5/12/09       $1,306,450
Jerome T. Loeb          50,000          1.2%          $44.9688
   5/12/09         $768,500
Anthony J. Torcasio     40,000          0.9%          $44.9688            5/12/09
        $614,800
R. Dean Wolfe           22,500          0.5%          $44.9688
   5/12/09         $345,825
John L. Dunham          22,500          0.5%          $44.9688
   5/12/09         $345,825

1. Generally, one-fourth of the options become exercisable on each of the first through fourth anniversaries of the grant date.

2. The exercise price is the market price on the option grant date.

3. We determined the Grant Date Present Values using the Black-Scholes option pricing model. The estimated values under the model are based on assumptions as to variables such as option term, interest rates, stock price volatility and dividend yield. The actual value, if any, the option holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option is exercised. The Grant Date Present Value calculation is presented in accordance with SEC proxy disclosure requirements, and we have no way to determine whether the Black-Scholes model can properly determine the value of an option. We cannot assure that the value that may be realized by the option holder will be at or near the value estimated by the Black-Scholes model. The model assumes: (a) a seven year expected life for the options; (b) an interest rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the option's term; (c) stock price volatility calculated based on daily stock price changes during the year prior to the grant date; and (d) dividends at the rate of $.89 per share, the annual dividend rate with respect to a share of stock on the grant date.

AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1999
AND FISCAL YEAR-END OPTION VALUES

                 Total Number of                   Value of Unexercised
                         Shares          Total     Unexercised Options
Held              In-the-Money Options(2)
                       Acquired           Gain
Name                on Exercise     Realized(1)     Exercisable     Unexercisable
  Exercisable   Unexercisable

Eugene S. Kahn                0             $0
237,048        300,668          $1,103,357      $135,394
Jerome T. Loeb           14,910       $325,619         154,206        151,540
        $548,172       $68,265
Anthony J. Torcasio      13,260       $212,952         202,257        107,496
  $1,326,914       $44,522
R. Dean Wolfe                 0             $0         167,632
       72,098          $1,182,167       $13,617
John L. Dunham                0             $0          96,575
       82,457            $250,140       $32,608

1. The amounts "realized" reflect the appreciation on the date of exercise
(based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the executive officers may keep the shares they acquired upon the exercise of the option (or sell them at different prices), these amounts do not reflect cash realized upon the sale of those shares.
2. "In-the Money Options" are options outstanding at the end of the last fiscal year for which the fair market value of May common stock at the end of the last fiscal year ($32.00 per share) exceeded the exercise price of the options.

Executive Compensation and Development Committee Report. Each member of the executive compensation and development committee is an independent, nonmanagement director. The committee reviews and approves, among other things, the compensation payable to each of the executive officers named in the summary compensation table.

      Compensation Philosophy. Our basic compensation philosophy is that May's compensation program should attract, retain, and motivate highly qualified executives;
  be competitive;
  align the executive's compensation with the company's objectives; and
  relate meaningfully to the value created for shareowners.

     Compensation for senior executives is composed of a base salary, bonus opportunities (a significant potential portion of the total compensation) and long-term stock-related incentives. We review compensation based on our compensation philosophy, on company performance and on competitive practices. As part of our review of competitive pay levels, we look at the base salary levels, annual bonus levels, and long-term related incentives at a broad group of companies, including other retail companies and companies in other industries of similar size and complexity to May. We did not target a specific compensation percentage level within the group, but, as discussed under the "Additional Information" heading below, we determined that May's current overall compensation program is consistent with and furthers our compensation philosophy.

     Base Salary. We review base salaries annually. They may be increased after our review based on the individual's contribution to the company, including changes in responsibilities;
  competitive pay levels; and
  management's recommendations.

As a result of this overall review, including a review of changes in their responsibilities, we recommended increases in 1999 in the annual base salary rates for the named executive officers other than Mr. Dunham of an average of 5%. In connection with Mr. Dunham's promotion to the vice chairman position, we recommended that his base salary increase by 17%.

     Bonus Opportunities. May has three performance-based bonus plans covering approximately 3,320 associates. Each plan links a major portion of the associates' potential pay to the associates' performance and to May's performance. The bonus opportunities for the most senior executives and executive officers include both annual and long-term opportunities. Each named executive officer participates in the bonus plan for corporate executives.

     Annual Bonus. For 1999, the named executive officers became eligible for annual bonuses of up to 45% (63% for Mr. Kahn and 56.3% for Mr. Loeb ) of base salary. We determined their bonuses based on whether May achieved certain predetermined performance levels (threshold, target or maximum) for (i) earnings per share (EPS) and (ii) return on net assets (RONA) over the year.

     The annual bonus may be adjusted in two ways:

  downward, in our discretion; and
  upward or downward, automatically, based on May's performance relative to the EPS and RONA performance of a predetermined group of competitors consisting of Dillard, Federated Department Stores, J.C. Penney, Kohl's, Nordstrom, Target, and Sears.

While return on equity is the company's principal measure in evaluating its performance for shareowners and its ability to invest shareowners' funds profitably, the bonus plans use RONA in evaluating this element of bonus opportunity to facilitate industry comparisons without having to make adjustments for financial leverage among the competitor group.

     In 1999,

  May exceeded the maximum performance level we set for EPS;
  May achieved the maximum performance level we set for RONA; and
  no adjustment was made based on May's relative rank in the competitor group.
Based on these results, the annual bonus represented 63% of base salary for Mr. Kahn, 56.3% of base salary for Mr. Loeb, and 45% of base salary for each of the other named executive officers.

     Long-Term Bonus. For the three-fiscal-year period that ended in 1999, the named executive officers became eligible for long-term bonuses of up to 45% (63% for Mr. Kahn and 56.3% for Mr. Loeb) of average base salary. We determined their bonuses based on (a) whether May achieved certain predetermined performance levels (threshold, target or maximum) for (i) compound growth rate for EPS and (ii) average RONA over the three-fiscal-year period, and (b) the change in stock price over the three-fiscal-year period.

     The long-term bonus may be adjusted in two ways:

  downward, in our discretion; and
  upward or downward, automatically, based on
  - predetermined levels of changes in May's common stock price over the period, and

  - May's performance compared to the EPS and RONA performances of the competitor group. May's rank relative to the competitor group is based on data provided to us by May's independent public accountants.

  For the three-year period that ended with fiscal 1999,

  May's performance exceeded the maximum performance level set for compound growth for EPS;
  May's performance was slightly below the maximum performance levels set for average RONA;
  no adjustment was made based on May's relative rank in the competitor group; and
  May's common stock price decreased by 12%, resulting in a 12% decrease in bonus.
Based on these results, the long-term bonuses awarded for the three-year period that ended with fiscal 1999 represented 36.4% of average base salary for Mr. Kahn, 32.5% of base salary for
Mr. Loeb, and 26.03% of average base salary for each of the other named executive officers.

     Long-Term Stock-Related Incentives. May provides long-term stock-related incentives through stock options and restricted stock. These incentives are designed to attract, retain and motivate management associates, and relate their compensation directly to May's stock performance. We grant stock options at fair market value on the grant date. They have value to the executive only if May's stock price increases. We establish guidelines for the grant of options for all executives, and we specifically approve any grants to the executive officers. We base the guidelines for annual grants on competitive practices and position levels. We approve restricted stock grants in special circumstances.

     The named executive officers received annual stock option grants in 1999 consistent with the normal annual grant levels previously established for them. In addition, we awarded special restricted stock grants to Mr. Wolfe and Mr. Dunham. We made these grants based on our assessment that these two individuals had made material contributions to May and that the grants would enhance our ability to retain their services. We made no other special grants to the named executive officers in 1999.

     Additional Information. During 1999, we selected and retained an independent compensation consulting firm to study the compensation of the executive group in May's operating divisions and of the senior management committee in the corporate office. The consultants reviewed May's base salary levels, annual and long-term bonus levels, and long-term incentives compared with the compensation packages of a broad group of companies, including the competitor group, other retail companies, and companies in other industries similar in size and complexity to May. Based on the consultants' review, we have determined that May's current compensation program, taking into account base compensation, bonus opportunities, and long-term incentive opportunities, is consistent with and furthers our compensation philosophy.

     Tax laws and IRS regulations limit the tax deductibility of executive compensation in excess of $1 million. Certain exceptions permit tax deductions on this compensation, including exceptions for performance-based compensation. Our policy continues to be that May should attempt, wherever reasonably possible, to qualify future compensation to be tax deductible.

Executive Compensation and Development Committee:

Edward E. Whitacre, Jr., Chairman
Russell E. Palmer
Michael R. Quinlan

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The board of directors held six meetings during 1999. Each incumbent director attended at least 75% of the aggregate of the total number of board meetings held during the period for which the director held office; and
  meetings held by all board committees on which the director served during the periods that the director served.
Overall, the directors' attendance averaged 98%.

Director Compensation. Management directors receive no compensation or fees for serving as a director or for attending board or committee meetings. Nonmanagement directors receive both cash compensation and stock compensation.

     Cash compensation includes

  a $33,000 annual fee, plus an additional $5,000 fee if the director is a committee chairperson;
  $2,000 for each board meeting attended; and
  $1,000 for each committee meeting attended.
Directors may defer all or any portion of their cash compensation under a deferred compensation plan that is substantially similar to our deferred compensation plan for management associates.

     Stock compensation includes

  a one-time grant of 3,000 shares of restricted common stock when a director is first elected to the board, that are subject to forfeiture for five years and to restrictions on transferability while the director serves on the board; and
  an annual grant of the equivalent of $60,000 of restricted common stock, which is not transferable while the director serves on the board. Instead of shares of restricted stock, a director may elect to have $60,000 of deferred stock units credited to his or her account under the deferred compensation plan.
Committees. The following table provides current (fiscal 2000) members and meeting information for 1999 for each of the board committees.
Name            Audit     Executive     ECDC     Finance     Nominating

Mr. Dunham
    x
Mrs. Evans        x                                 x
Mr. Kahn                      x*
Mrs. Kaplan                   x                     x*
          x
Mr. Kilts         x                                 x
Mr. Loeb                      x
 x
Mr. Palmer        x*          x          x
Mr. Perez
  x             x
Mr. Quinlan       x                      x
Mr. Stiritz                   x                     x
           x*
Mr. Storey        x
              x
Mr. Torcasio
Mr. Whitacre                  x          x*         x
Mr. Wolfe

1999 meetings     3           0          4          2
      1

*Chairman

  The Audit Committee's responsibilities are included in its written charter on page 16. Each member of the committee is an independent director as defined in New York Stock Exchange rules. With respect to fiscal 1999, the committee believes that it satisfied its responsibilities in compliance with its charter.
    Audit Committee Report.

  We have reviewed and discussed with management the Company's consolidated financial statements as of and for the fiscal year ended January 29, 2000.

  We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

  We have received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent public accountants their independence.

  Based on the reviews and discussions referred to above, we recommend to the board of directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K.

  Audit Committee Members - Fiscal 1999:

  Russell E. Palmer, Chairman       Michael R. Quinlan
  Marsha J. Evans                   William P. Stiritz
  Helene L. Kaplan                  Robert D. Storey
  James M. Kilts

  The Executive Committee exercises all of the board of directors' powers, with certain specified exceptions required by law, on a "standby" or "emergency" basis between board meetings, subject to the direction of the full board of directors.
  The Executive Compensation and Development Committee (ECDC)

    - considers and recommends to the board May's overall compensation programs;

  - reviews and approves the compensation payable to all senior management personnel;

  - reviews the compensation payable to store company principals;

  - reviews and approves new compensation programs that involve May stock or affect compensation to senior management personnel and store company principals;

  - advises management on all other executive compensation matters;

  - reviews and monitors management development efforts to ensure development of a group of executives that would provide for adequate and orderly management succession; and

  - administers, directly, by delegation or by establishing operating guidelines, the 1994 Stock Incentive Plan, the Executive Incentive Compensation Plan for Corporate Executives, the Executive Incentive Compensation Plan for Company Principals, and the Deferred Compensation Plan.

  The Finance Committee
  - reviews our financial policies, plans, and structure; and

  - reviews and recommends to the board our long-range financial plans, our capital expenditure program, specific debt and equity placement activities, financial public relations and communications programs, financial aspects of proposed acquisitions or divestitures, and the administration and evaluation of the retirement and profit sharing plans' investments.

  The Nominating Committee
  - recommends nominees to the board for directors, and for chairpersons and members of board committees;

  - advises the board with respect to criteria relating to director tenure and nonmanagement director compensation; and

  - considers suggestions as to nominees for directors from any source, including shareowners.

     Shareowners wishing to submit nominations for directors should do so in writing to 611 Olive Street, St. Louis, Missouri 63101-1799, Attention: Secretary. The nominations must comply with the advance notice provisions in our by-laws. You may obtain a copy of the notice procedures from the secretary.

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Proposal (b) on the accompanying proxy card.

Upon the recommendation of the audit committee, the board of directors appointed Arthur Andersen LLP, independent public accountants, as auditors of the company and its subsidiaries for the fiscal year ending February 3, 2001. This appointment is subject to ratification by you at the annual meeting. A representative of Arthur Andersen LLP will attend the meeting to respond to appropriate questions and to make a statement if he so desires. In fiscal 1999, we paid fees to Arthur Andersen LLP in the aggregate amount of $2.7 million. The board of directors unanimously recommends a vote FOR Proposal (b), and your proxy will be so voted unless you specify otherwise.

REAPPROVAL OF THE EXECUTIVE INCENTIVE COMPENSATION PLAN FOR CORPORATE EXECUTIVES

Proposal (c) on the accompanying proxy card.

Shareowners approved the Executive Incentive Compensation Plan for Corporate Executives at May's 1995 annual meeting. We are submitting the plan for reapproval at this meeting to have shareowners reapprove the performance goals under the plan to meet the requirements for tax deductibility under Section 162(m)
of the Internal Revenue Code.

      This Code section requires that shareowners reapprove the performance goals under the plan every five years.

Overview. The plan provides for annual performance and long-term (three-year) awards. The executive compensation and development committee of the board of directors administers the plan. Members of this committee are "outside directors" under Section 162(m) of the Code.

     At this time we cannot determine the benefits under the plan that any person will receive for performance periods that include 2000. However, the summary compensation table on page 7 shows the compensation paid in 1999 under the plan for each of the named executive officers under the columns labeled "Bonus" and "Long-Term Incentive Payouts." In 1999, the seven participants in the plan (including the five named executive officers) received $2,946,376 in annual bonuses and $1,562,370 in long-term bonuses.

Eligibility. Management employees are eligible to participate in the plan. For 2000 and for the long-term performance periods which include 2000, the only participants in the plan are the executive officers named in the summary compensation table and four other executives. The committee designates participants for a particular annual and/or long-term performance period. Performance periods are measured on a fiscal year basis.

Annual Awards. We calculate annual awards as a percentage of the participant's base salary on November 1 of the fiscal year. The committee establishes a maximum percentage that a participant may earn under the plan as an annual award for any annual performance period. This maximum percentage may not be greater than 45% (90% for the chairman of the board or the chief executive officer). For 1999, the maximum dollar amount of any annual award was $1,500,000. For 2000 and later years, the maximum dollar amount of any annual award is $2,000,000.

     Performance Measures. The financial performance measures for annual awards are annual earnings per share growth ("EPS Growth") and return on net assets ("RONA") as disclosed in our annual report and as RONA may be adjusted by our independent certified public accountants to exclude non-recurring or extraordinary items that the committee determines are not representative of our ongoing operations.

     The committee establishes threshold, target and maximum performance objectives with respect to EPS Growth and RONA for each annual performance period. The percentage of base salary earned will be prorated for actual performance that falls between the threshold and maximum annual objectives.

     Adjustment for Relative Rank. Annual awards are subject to an automatic upward or downward adjustment to reflect our perfor-

mance as compared to a group of competitors designated in advance by the committee. We determine our relative rank based on data provided by our independent public accountants. The relative rank adjustment varies depending on the number of competitors designated by the committee. For example, if the committee designated six other competitors, then, if we were to rank first or second, the award for that measure would not be less than target level; if we were to rank third or fourth, the award for that measure would not be less than threshold level; and if we were to rank sixth or seventh, the award for that measure would not be more than threshold level.

Long-Term Awards. Each long-term performance period consists of three consecutive fiscal years. Long-term performance periods operate concurrently, that is, a new performance period commences annually. For example, fiscal years 1999, 2000, and 2001 constitute one performance period; 2000, 2001, and 2002 a second per-formance period; and 2001, 2002, and 2003 a third performance period.

     We calculate long-term awards as a percentage of the participant's average base salary over the three-year period. The maximum percentage that a participant may earn under the plan as a long-term award for any long-term performance period (before any share price adjustment) is 45% (90% for the chairman of the board and the chief executive officer); the maximum is then subject to the share price adjustment described below. For the long-term performance period that ends in 1999, the maximum dollar amount of any long-term award was $1,500,000. For long-term performance periods that end in 2000 and later years, the maximum dollar amount of any long-term award is $2,000,000.

     Performance Measures. The financial performance measures for long-term awards are EPS Growth and RONA. We measure EPS Growth by the compound annual growth rate over the three-year performance period. We measure RONA by averaging the returns for each of the three fiscal years of the performance period. The adjustments for relative rank as compared to competitors with respect to annual awards also apply to each long-term award.

     As with the annual award portion of the plan, the committee establishes threshold, target and maximum performance objectives with respect to EPS Growth and RONA for each long-term performance period. For actual performance that falls between the threshold and maximum performance objectives, the percentage of average base salary over the three-year period earned will be prorated.

     Adjustments for Relative Rank and Change in Market Price. As with the annual award portion of the plan, long-term awards are subject to adjustment based on our relative ranking compared to a group of competitors designated by the committee.

     We also adjust long-term awards to reflect changes in the market value of May common stock over the three-year performance period. The award earned is increased or decreased in direct proportion to the percentage increase or decrease in the market price, subject to a maximum increase of 50% of such award and a maximum decrease of 25% of such award.

Discretionary Adjustments of Awards and Percentages. The committee may adjust the annual and long-term awards of any participant upward or downward in its sole and absolute discretion. The committee may not, however, make upward adjustments in awards of a participant whose compensation for the particular year is subject to the limits on tax deductibility in Section 162(m) of the Code.

     The affirmative vote of the owners of a majority of the votes cast on the proposal is required to re-approve the plan. The board of directors unanimously recommends a vote FOR Proposal (c), and your proxy will be so voted unless you specify otherwise.

PROPOSAL BY A SHAREOWNER CONCERNING A CLASSIFIED BOARD

Proposal (d) on the accompanying proxy card.

Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Ave., N.W., Washington, D.C. 20037, who owns 300 shares of May common stock, has advised us that she plans to introduce the following resolution at the annual meeting:

  Resolved, that the stockholders of May Department Stores recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.
     This shareowner has submitted the following statement in support of this resolution:

  Until recently, directors of May Department Stores were elected annually by all shareholders. The great majority of New York Stock Exchange listed corporations elect all their directors each year. This insures that all directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board. Last year, the owners of 119,523,383 shares, representing approximately 42% of shares voting, voted FOR this proposal. If you agree, please mark your proxy FOR this resolution.
The board of directors opposes the foregoing resolution. Our board of directors is divided into three classes, serving staggered terms. We believe that a classified board where only a portion of the board is elected each year is in your best interests. In fact, over 62% of the companies included in the S&P 500 index currently have classified boards. Our classified board structure has been in place continuously since 1985, and for 73 of our 90 years of existence.

     We believe that a classified board reduces our vulnerability to certain potentially abusive takeover tactics. It encourages potential acquirers to initiate takeover actions through arm's length negotiations with management and the board of directors. The classified board does not preclude unsolicited acquisition proposals, but by eliminating the threat of imminent removal, positions the incumbent board to act to maximize the value you receive from a potential acquisition.

     We also believe that the classified board structure facilitates continuity and stability of leadership and policy, since a majority of the directors at any given time will have prior experience as directors and will be familiar with our business strategies and operations. We firmly believe that directors elected for staggered terms are just as accountable to you as they would be if elected annually.

     For all of the reasons described above, the board of directors continues to believe that the classified system is advantageous to May and to you. The board of directors unanimously recommends a vote AGAINST Proposal (d), and your proxy will be so voted unless you specify otherwise.

PROPOSAL BY A SHAREOWNER CONCERNING MAY'S SHAREOWNER RIGHTS PLAN

Proposal (e) on the accompanying proxy card.

The Union of Needletrades, Industrial and Textile Employees (UNITE), 2100 L Street, N.W., Suite 210, Washington, D.C. 20037, which owns 20,350 shares of May common stock, has advised us that it plans to introduce the following resolution at the annual meeting:

  Resolved, the shareholders of The May Department Stores Company ("May" or "Company") request that the Board of Directors redeem the shareowner rights issued in August 1994 unless said issuance is approved by the affirmative vote of a majority of the outstanding shares at a meeting of shareholders held as soon as practicable.
     This shareowner has submitted the following statement in support of this resolution:

  May's Board of Directors unilaterally adopted a Shareowner Rights Plan in 1986 with a ten-year term. In 1994 the Board amended and extended the Rights Plan through August 2004. Shareholders were not allowed to vote on this plan, an anti-takeover device commonly known as a poison pill.

  Given May's failure to keep pace with its competitors in developing a presence on the internet, a critical strategic weakness in our opinion, and sluggish sales in the end of 1999, we do not think our Company should maintain its poison pill, a device that we believe entrenches management and the Board, without shareholder approval.

  Under the Rights Plan, one right has been declared for each Common Share outstanding. Each right entitles shareholders to purchase, under certain conditions, one four-hundredth of a share of May's Junior Participating Preference Shares at a $150 purchase price. The rights will be exercisable if a person or group acquires beneficial ownership of 20% or more of May's outstanding Common Stock or has announced a tender offer upon consummation of which said entity would own 20% or more of May's outstanding Common Stock.

  We believe the terms of the rights are designed to discourage or thwart an unwanted takeover of our Company. While May should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, we do not believe the future possibility of a takeover justifies the unilateral implementation of a poison pill. We believe shareholders should have the right to vote on the necessity of such a power-ful tool that could be used to entrench existing management.

  Rights plans like ours have become increasingly unpopular in recent years. In 1999, a majority of shareholders at Bergen Brunswig, Georgia Pacific, Lubrizol, and Owens-Corning voted in favor of proposals to redeem or repeal poison pills.

  The effects of poison pill rights plans on the trading value of companies' stock have been researched extensively. A 1986 study by the U.S. Securities and Exchange Commission's Office of the Chief Economist stated, "stock-returns evidence suggest that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management." A 1992 study by John Pound of Harvard University and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

  In light of the debatable economic benefit of our poison pill and the undeniably undemocratic way in which they were assigned to shareholders, we believe these rights should lapse and not be extended, renewed or issued again without a shareholder vote.

     We urge shareholders to vote FOR this resolution.

The board of directors opposes the foregoing resolution. Your board of directors disagrees with many of the supporting statements in this proposal. Our rights plan does not block the acquisition of May. Rather, it is designed to deter coercive takeover tactics and to otherwise encourage potential acquirors to negotiate directly with the board of directors. The board of directors is in the best position to negotiate on behalf of all shareowners, to evaluate the adequacy of any potential offer, and to protect shareowners against potential abuses during the takeover process, such as partial and two-tiered tender offers and creeping stock accumulation programs, which do not treat all shareowners fairly and equally.

     Our rights plan provides the board with the requisite time and flexibility to negotiate on behalf of all of the shareowners, thereby enhancing the board's ability to negotiate the highest possible bid from a potential acquiror, to develop alternatives which may better maximize shareowner value, to preserve the long-term value of the company for the shareowners, and to ensure that all shareowners are treated fairly and equally.

     The board of directors is elected by the shareowners and is charged with the responsibility of protecting shareowners' interests. Moreover, a majority of May's fourteen directors are independent - they are neither employees nor officers of May. They add a broad range of experience in business, finance, and the law. All of May's directors are especially sensitive to their fiduciary duty under Delaware law which requires that they act in the best interest of the company and all of the shareowners.

     The board of directors may, pursuant to the terms of the rights plan, redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, to be in the best interest of all shareowners. Moreover, a number of other companies with existing rights plans have received unsolicited offers and have redeemed their rights after their directors were satisfied that the transaction, as negotiated, was fair to and in the best interests of all shareowners. Thus, experience indicates that rights plans neither prevent unsolicited offers from occurring, nor prevent companies from being acquired at prices that are fair and equitable to shareowners. In fact, a March 1993 study by Robert Comment and G. William Schwert of the Bradley Policy Research Center, University of Rochester, determined that rights plans do not deter takeovers, but do increase the takeover premium. This was reconfirmed by a subsequent study by Comment and Schwert in 1995;
  a February 1996 study by Johan Molin of The Economic Research Institute, Stockholm School of Economics, also concludes that rights plans are in the interests of the shareowners of the adopting company;

  a 1997 JP Morgan study also found consistently higher (15.9%) premiums were paid for companies with rights plans in place; and

  finally, a November 1997 study by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, reported that premiums paid to acquire target companies with rights plans were on average 8% higher than premiums paid for target companies without rights plans. They concluded that rights plans contributed an additional $13 billion in shareowner value during the five year period from 1992-1996, and shareowners of acquired companies without such protection gave up $14.5 billion in potential premiums.
     The board specifically examined its fiduciary responsibilities under applicable law when it adopted the rights plan. The board adopted the rights plan with the aim of protecting the interests of all shareowners and maximizing the value of their investments in the company. Based on the board's collective business experience and knowledge of the company, it believes that the adoption of the rights plan was a valid exercise of its fiduciary obligations to all shareowners and is in accord with the board's responsibility under applicable law to manage and direct the management of the company's business and affairs. The board does not believe that the rights plan will deter an acquisition offer that adequately reflects the underlying value of the company and that is fair to all shareowners, nor will it deter the initiation of a proxy contest. The board of directors unanimously recommends a vote AGAINST Proposal (e), and your proxy will be so voted unless you specify otherwise.

GENERAL

Vote Required. The presence, in person or by proxy, of the owners of a majority of the votes entitled to be cast by the shareowners entitled to vote generally at the annual meeting constitutes a quorum. Abstentions and broker nonvotes are counted as present and entitled to vote for quorum purposes. Generally, a nominee may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not received your instructions within 10 days of the meeting, the nominee may vote on matters which the New York Stock Exchange determines are routine. If a nominee cannot vote on a particular matter because it has not received your instructions and because the matter is not routine, this is a "broker nonvote" on that matter.

     The vote required to approve each proposal at the meeting is:

  The election of directors requires the affirmative vote of a plurality of the votes cast at the meeting. This means that the nominees receiving the greatest number of votes will be elected. Abstentions and broker nonvotes are not counted for purposes of the election of directors.
  Approval of each other item requires the affirmative vote of the owners of a majority of the shares present in person or represented by proxy and entitled to vote. An abstention has the effect of a vote against the proposals. A broker nonvote is not counted for purposes of approving these proposals.
Other Matters. We know of no other matters to be presented at the annual meeting. However, if anyone properly presents other matters for a vote at the meeting, including, among other things, a motion to adjourn the meeting to another time or place, the proxies will vote the shares represented by properly executed proxy cards according to their judgment on those matters.

Solicitation of Proxies. The accompanying proxy is solicited by the board of directors for use at the May 19, 2000, annual meeting and for use when the meeting reconvenes if it is adjourned or postponed. We will bear the expenses of soliciting proxies. Directors, officers, and regular employees of May may solicit proxies personally, from and through registered owners, nominees, and others acting as principals and as intermediaries. They may solicit proxies by any means, including by mail, telephone, facsimile, or electronic means.

     We have retained D.F. King & Co., Inc. to assist in soliciting proxies for a fee of $18,500, plus out-of-pocket expenses. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act requires executive officers and directors to file reports of holdings and transactions in May common stock with the SEC. Based on a review of copies of reports provided to us, we believe that our executive officers and directors satisfied all reporting requirements for fiscal 1999.

2001 Shareowner Proposals. If you wish to submit a proposal to include in the proxy statement for the annual shareowners' meeting in 2001, we must receive it on or before December 18, 2000. You should follow the procedures described in Rule 14a-8 of the Securities Exchange Act and send the proposal to our principal executive offices, 611 Olive Street, St. Louis, Missouri 63101-1799, Attention: Secretary.

     If you wish to bring matters before shareowners at the 2001 annual meeting other than pursuant to the procedures in Rule 14a-8, you must satisfy the following requirements under our by-laws,

  you must notify the secretary in writing between February 6, 2001 and February 26, 2001; and
  your notice must contain the specific information required in our by-laws.
     We retain discretion to vote proxies on a proposal filed within these deadlines provided (1) we include in the proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement.

     For a copy of our by-laws, please write our secretary at the address given above.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented and voted at the meeting. Please fill out, sign, date, and return your proxy card, or vote by phone or by the Internet as soon as possible. We appreciate your cooperation in giving this matter your immediate attention.

By order of the board of directors.

APPENDIX A
AUDIT COMMITTEE CHARTER

Function. The audit committee shall aid the board in undertaking and fulfilling its responsibilities for conservative, credible and accurate financial reporting to the public, shall provide support for management's efforts to enhance the quality of the Corporation's controls and shall work to provide appropriate avenues of communication between the board of directors and the Corporation's independent public accountants and internal auditors.

Composition and Term. The committee shall be a committee of the board and shall consist exclusively of independent directors (not less than three). The definition of independent directors will be based on New York Stock Exchange rules for audit committees, as amended.

     The committee members shall be appointed for one year terms at the annual meeting of the board, upon the recommendation of the nominating committee. The chairman shall be designated by the board.

Administrative Matters. The committee shall meet at such times and from time-to-time as it deems to be appropriate, but not less than three times each year. The committee shall report to the board of directors at the first board meeting following each such committee meeting. Annually the committee shall review and assess the adequacy of its charter. If the audit committee recommends any changes, the board must review those changes. This charter will be filed as an exhibit to the proxy statement in accordance with SEC requirements.

     The Corporation's independent public accountants and internal auditors shall attend at least two of the committee's meetings each year. The committee may request members of management or others to attend meetings and provide pertinent information as necessary. The committee shall provide management, the independent public accountants and internal auditors with appropriate opportunities to meet privately with the committee.

Duties and Responsibilities. The duties of the committee shall include the following:

1. Make recommendations to the board of directors as to:

  the selection of the firm of independent public accountants to examine the books and accounts of the Corporation and its subsidiaries for each fiscal year;
  the proposed arrangement for the independent public accountants for each fiscal year, including their risk assessment process in establishing the scope of the examination, the proposed fees and the reports to be rendered;
  the results of review of the written disclosures and letter from the independent public accountants regarding their independence; and
  the advisability of having the independent public accountants make specified studies and reports as to auditing matters, accounting procedures, tax or other matters;
2. Review the results of the quarterly reviews and the year end audit of the Corporation, including the audit report, the published financial statements, the management representation letter, the "Memorandum Regarding Accounting Procedures and Internal Control" prepared by the independent public accountants, any other pertinent reports and management's responses concerning that memorandum;
  any material accounting issues among management, the Corporation's internal audit staff and the independent public accountants; and
  other matters required to be communicated to the committee under generally accepted auditing standards, as amended, by the independent public accountants;
  With respect to interim financial information the committee's Chairman will meet with management and the independent public accountants to discuss the quarterly review results and required communications prior to any interim filings with the SEC;
3. Review with management and the independent public accountants such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Company's financial statements as are deemed appropriate for review by the committee prior to any interim or year-end filings with the SEC or other regulators;

4. Meet annually with general counsel, and outside counsel when appropriate, to review legal and regulatory matters, if any, that may have a material impact on the financial statements;

5. Recommend annually to the board of directors that based upon reviews and discussions described in items 1-4 above that the financial statements for the fiscal year then ended should be included in the company's annual report on Form 10-K;

6. Review the coordination between the independent public accountants and internal auditors and review the risk assessment process, scopes and procedures of the Corporation's internal audit work and whether such risk assessment process, scopes and procedures are adequate to attain the internal audit objectives, as determined by the Corporation's management and approved by the committee; review the significant findings of the internal auditors for each fiscal year; review the quality and composition of the Corporation's internal audit staff; and review and approve the internal audit charter on a periodic basis;

7. Review annually the distribution and acknowledgment process related to the Policy on Business Conduct and review the results of the Corporation's internal audit work of this process, including the types of exceptions reported by associates;

8. Review annually the Corporation's policies and procedures with respect to officers' travel and entertainment expenses and corporate jet usage and consider the results and recommendations of any audit work in these areas performed by the independent public accountants and internal auditors; and

9. Make a periodic self assessment of the committee, including a review of the charter, using assessment tools available through third parties or developed internally.

    The committee shall also undertake such additional activities within the scope of its primary function as the committee may from time to time determine. The committee may retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

Proxy Cards:
 The May Department Stores Company encourages you to take

advantage of two new and convenient ways to vote your shares. You may now vote your shares 24 hours a day, 7 days a week, either over the Internet or using a touch-tone telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked,

signed and returned your proxy card. If you vote by Internet or telephone you do not need to mail back your proxy card.
If you vote over the Internet, you may also elect to receive future annual reports and proxy statements via the Internet.

  Internet
  - Go to www.proxyvote.com.
  - Have this proxy card in hand.
  - Enter the Control Number located below.
  - Follow the simple instructions.

  Telephone
  - Using a touch-tone telephone, dial 1/800-690-6903.
  - Have this proxy card in hand.
  - Enter the Control Number located below.
  - Follow the simple instructions.

  Mail
  - Mark and sign the proxy card below.
  - Detach the proxy card.
  - Return the proxy card in the postage-paid envelope provided.

_________________________________________________________
Control Number

_________________________________________________________

_________________________________________________________

Admission Ticket
This is your Admission Ticket to May's 2000
Annual Meeting of Shareowners.
_________________________________________________________

  Fold and detach Proxy Card here
  if you are not voting by Internet or Telephone
------------------------------------------------------------------------------

MAY       The directors recommend a vote FOR items (a), (b), and (c).
          The directors recommend a vote AGAINST items (d) and (e).

Please mark all choices like this       /x/

Election of Directors:

(a)  (01) John L. Dunham, (02) Jerome T. Loeb, (03) Russell E. Palmer, (04) Michael R. Quinlan, (05) William P. Stiritz

For    Withhold     For All         To withhold authority to vote, mark "For All
All      All         Except:        Except" and write the nominees's number on the line below.
/ /      / /           / /          ________________________________

Directors recommend a vote FOR items (b) and (c).

                                         For     Against     Abstain
(b) Ratification of the appointment      / /       / /          / /
of independent auditors

                                         For     Against      Abstain
(c) Reapproval of May's Executive        / /       / /          / /
Incentive Compensation Plan for
Corporate Executives

Directors recommend a vote AGAINST items (d) and (e).

                                         For     Against      Abstain
(d) Proposal by a shareowner             / /       / /          / /
concerning a classified board

                                         For     Against      Abstain
(e) Proposal by a shareowner             / /       / /          / /
concerning May's shareowner rights plan

__________________________________________________

__________________________________________________
Signature [PLEASE SIGN WITHIN BOX]            Date

__________________________________________________

__________________________________________________
Signature (Joint Owners)                      Date

               Fold and detach Proxy Card here
               if you are not voting by Internet or Telephone
------------------------------------------------------------------------------

MAY          PROXY
             THE MAY DEPARTMENT STORES COMPANY

This proxy is solicited on behalf of the board of directors for the annual meeting on May 19, 2000.

By signing this card, the undersigned appoints each of Eugene S. Kahn,
Alan E. Charlson, and Richard A. Brickson, as proxy, with full power of substitution, to vote all common shares of the undersigned in The May
Department Stores Company at the May 19, 2000 annual meeting of shareowners, or when the meeting reconvenes if it is adjourned or postponed, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card. This card is also the undersigned's voting instruction for any and all shares held of record by The Bank of New York for the undersigned's account in our Dividend Reinvestment Plan.

The board of directors recommends a vote FOR election of all listed director nominees, FOR proposals (b) and(c), and AGAINST proposals (d) and (e). If no directions are given, and this signed card is returned, the undersigned understands that the proxies will vote in accordance with recommendations of the board of directors and in each proxy's discretion on any other matters that are properly raised at the meeting or when the meeting reconvenes if it is adjourned or postponed. See "Proxy Statement - General - Other Matters" in May's proxy statement for the 2000 annual meeting.

The nominees for the board of directors are John L. Dunham, Jerome T. Loeb, Russell E. Palmer, Michael R. Quinlan, and William P. Stiritz.

Please vote by Internet or telephone, or sign the other side of this card and return it promptly in the enclosed return envelope to: The May Department Stores Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

The May Department Stores Company encourages you to take advantage of two new and convenient ways to vote your shares. You may now vote your shares 24 hours a day, 7 days a week, either over the Internet or using a touch-tone telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by Internet or telephone you do not need to mail back your voting instruction card.

If you vote over the Internet, you may also elect to receive future annual reports and proxy statements via the Internet.

  Internet
  - Go to www.proxyvote.com.
  - Have this voting instruction card in hand.
  - Enter the Control Number located below.
  - Follow the simple instructions.

  Telephone
  - Using a touch-tone telephone, dial 1/800-690-6903.
  - Have this voting instruction card in hand.
  - Enter the Control Number located below.
  - Follow the simple instructions.

  Mail
  - Mark and sign the voting instruction card below.
  - Detach the voting instruction card.
  - Return the voting instruction card in the postage-paid envelope provided.

_________________________________________________________
Control Number

_________________________________________________________

        Fold and detach Voting Instruction Card here
        if you are not voting by Internet or Telephone
------------------------------------------------------------------------------

MAY     The directors recommend a vote FOR items (a), (b), and (c).
        The directors recommend a vote AGAINST items (d) and (e).

Please mark all choices like this      /x/

Election of Directors:
(a) (01) John L. Dunham, (02) Jerome T. Loeb, (03) Russell E. Palmer, (04) Michael R. Quinlan, (05) William P. Stiritz

For      Withhold     For All        To withhold authority to vote, mark "For All
All        All        Except:        Except" and write the nominees's number on the line below.
/ /        / /          / /          ________________________________

Directors recommend a vote FOR items (b) and (c).

                                                       For        Against       Abstain
(b) Ratification of the appointment                   / /          / /           / /
of independent auditors

                                                      For         Against       Abstain
(c) Reapproval of May's Executive Incentive          / /           / /           / /
Compensation Plan for Corporate Executives

Directors recommend a vote AGAINST items (d) and (e).

                                                      For         Against       Abstain
(d) Proposal by a shareowner                         / /           / /           / /
concerning a classified board

                                                      For         Against       Abstain
(e) Proposal by a shareowner                         / /           / /           / /
concerning May's shareowner rights plan

___________________________________________________

___________________________________________________
Signature [PLEASE SIGN WITHIN BOX]             Date

___________________________________________________

___________________________________________________
Signature (Joint Owners)                       Date

MAY
The May Department Stores Company
611 Olive Street
St. Louis, Missouri 63101-1799

Dear Fellow Member of the Profit Sharing Plan:

Thanks to the hard work and continued dedication that each of you bring to your job every day, we achieved our 25th consecutive year of record sales and earnings per share. The 1999 effective matching rate for the Profit Sharing Plan was 100%, the fourth consecutive year that the match was 100% or more. This year's annual report salutes you. We feature on pages 14 to 16 associates who represent the thousands of May associates whose high level of performance and dedicated support of May's commitment to treating the customer right has made our stores better places to shop.

We have enclosed the 1999 annual report, the proxy statement for the 2000 annual meeting, a confidential voting instruction card, and a return envelope. The proxy statement describes the proposals you may vote on as well as the recommendations of the board and management. As a Profit Sharing Plan participant, you may instruct the trustee, The Bank of New York, how to vote the May shares attributable to your plan account. The trustee may not disclose your instructions.

This year you have three ways you can vote. You may vote over the Internet, by telephone or by signing, dating, and returning the confidential voting instruction card in the enclosed postage-pad envelope. Your vote is very important to our company.

Thank you for your continued support and commitment to May.

Very truly yours,

/s/ Eugene S. Kahn                   /s/ Jerome T. Loeb
Eugene S. Kahn                       Jerome T. Loeb
President and                        Chairman of the Board
Chief Executive Officer

         Fold and detach Voting Instruction Card here
         if you are not voting by Internet or Telephone
------------------------------------------------------------------------------

MAY        CONFIDENTIAL VOTING INSTRUCTIONS TO THE BANK OF NEW YORK AS TRUSTEE UNDER THE MAY
           DEPARTMENT STORES COMPANY PROFIT SHARING PLAN

By signing this card, I appoint the Trustee to vote all shares of common stock of The May Department Stores Company represented by units credited to my account in the May Common Stock Fund of the Profit Sharing Plan and all shares of ESOP Preference Shares of the company credited to my account in the ESOP Preference Fund of the Profit Sharing Plan, all as of February 29, 2000 (the latest practicable Valuation Date), at the May 19, 2000 annual meeting of shareowners, or when the meeting reconvenes if it is adjourned or postponed, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card.

The board of directors recommends a vote FOR election of all listed director nominees, FOR proposals (b) and (c), and AGAINST proposals (d) and (e). If no directions are given, and this signed card is returned, I understand that the Trustee will vote in accordance with recommendations of the board of directors and in its discretion on any other matters that are properly raised at the meeting or when the meeting reconvenes if it is adjourned or postponed. See "Proxy Statement - General - Other Matters" in May's proxy statement for the 2000 annual meeting. If this card is not received by the Trustee on or before May 12, 2000, the Trustee will vote my shares in the same proportion as the other shares held by the Trustee are voted pursuant to instructions received from other participants in the Profit Sharing Plan.

The nominees for the board of directors are John L. Dunham, Jerome T. Loeb, Russell E. Palmer, Michael R. Quinlan, and William P. Stiritz.

Please vote by Internet or telephone, or sign the other side of this card and return it promptly in the enclosed return envelope to: The May Department Stores Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

The May Department Stores Company encourages you to take advantage of two new and convenient ways to vote your shares. You may now vote your shares 24 hours a day, 7 days a week, either over the Internet or using a touch-tone telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by Internet or telephone you do not need to mail back your voting instruction card.

If you vote over the Internet, you may also elect to receive future annual reports and proxy statements via the Internet.

  Internet
  - Go to www.proxyvote.com.
  - Have this voting instruction card in hand.
  - Enter the Control Number located below.
  - Follow the simple instructions.
  Telephone
  - Using a touch-tone telephone, dial 1/800-690-6903.
  - Have this voting instruction card in hand.
  - Enter the Control Number located below.
  - Follow the simple instructions.

  Mail
  - Mark and sign the voting instruction card below.
  - Detach the voting instruction card.
  - Return the voting instruction card in the postage-paid envelope provided.

_________________________________________________________
Control Number

_________________________________________________________

      Fold and detach Voting Instruction Card here
      if you are not voting by Internet or Telephone
------------------------------------------------------------------------------

MAY         The directors recommend a vote FOR items (a), (b), and (c).
            The directors recommend a vote AGAINST items (d) and (e).

Please mark all choices like this /x/

Election of Directors:

(a) (01) John L. Dunham, (02) Jerome T. Loeb, (03) Russell E. Palmer, (04) Michael R. Quinlan, (05) William P. Stiritz

For    Withhold    For All      To withhold authority to vote, mark "For All
All       All      Except:      Except" and write the nominees's number on the line below.
/ /       / /        / /        ________________________________

Directors recommend a vote FOR items (b) and (c).

                                                   For     Against     Abstain
(b) Ratification of the appointment               / /       / /         / /
of independent auditors

                                                   For     Against     Abstain
(c) Reapproval of May's Executive Incentive       / /       / /         / /
Compensation Plan for Corporate Executives

Directors recommend a vote AGAINST items (d) and (e).

                                                   For     Against     Abstain
(d) Proposal by a shareowner                      / /       / /         / /
concerning a classified board

                                                   For     Against     Abstain
(e) Proposal by a shareowner                      / /       / /         / /
concerning May's shareowner rights plan

___________________________________________________

___________________________________________________
Signature [PLEASE SIGN WITHIN BOX]             Date

___________________________________________________

___________________________________________________
Signature (Joint Owners)                       Date

MAY
The May Department Stores Company
611 Olive Street
St. Louis, Missouri 63101-1799

Dear Member of the ZCMI 401(k) Savings Plan:

Thanks to your hard work and dedication, during 1999 we successfully completed the merger of ZCMI with May. With your help, we reopened 13 ZCMI stores in Utah and Idaho in early 2000, giving May a first-time presence in those states. We are pleased to have you as a shareowner of May.

We have enclosed May's 1999 annual report, the proxy statement for our 2000 annual meeting, a confidential voting instruction card, and a return envelope. The proxy statement describes the proposals you may vote on as well as the recommendations of May's board and management. As a ZCMI 401(k) Savings Plan participant, you may instruct the trustee, Zions First National Bank, how to vote the May shares in your plan account. The trustee may not disclose your instructions.

This year you have three ways you can vote. You may vote over the Internet, by telephone or by signing, dating, and returning the confidential voting instruction card in the enclosed postage-pad envelope. Your vote is very important to our company.

Thank you for your continued support and commitment to May.

Very truly yours,

/s/ Eugene S. Kahn                       /s/ Jerome T. Loeb
Eugene S. Kahn                           Jerome T. Loeb
President and                            Chairman of the Board
Chief Executive Officer

         Fold and detach Voting Instruction Card here
         if you are not voting by Internet or Telephone
------------------------------------------------------------------------------

MAY       CONFIDENTIAL VOTING INSTRUCTIONS TO ZIONS FIRST NATIONAL BANK
          AS TRUSTEE UNDER THE ZCMI 401(k) SAVINGS PLAN

By signing this card, I appoint the Trustee to vote all shares of common stock of The May Department Stores Company credited to my account in the Employer Stock Fund of the ZCMI 401(k) Savings Plan as of February 29, 2000 (the latest practicable Valuation Date), at the May 19, 2000 annual meeting of shareowners, or when the meeting reconvenes if it is adjourned or postponed, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card.

The board of directors recommends a vote FOR election of all listed director nominees, FOR proposals (b) and (c), and AGAINST proposals (d) and (e). If no directions are given, and this signed card is returned, I understand that the Trustee will vote in accordance with recommendations of the board of directors and in its discretion on any other matters that are properly raised at the meeting or when the meeting reconvenes if it is adjourned or postponed. See "Proxy Statement - General - Other Matters" in May's proxy statement for the 2000 annual meeting. If this card is not received by the Trustee on or before May 12, 2000, the Trustee will vote my shares in the same proportion as the other shares held by the Trustee are voted pursuant to instructions received from other participants in the ZCMI 401(k) Savings Plan.

The nominees for the board of directors are John L. Dunham, Jerome T. Loeb, Russell E. Palmer, Michael R. Quinlan, and William P. Stiritz.

Please vote by Internet or telephone, or sign the other side of this card and return it promptly in the enclosed return envelope to: The May Department Stores Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

APPENDIX

Page 6 of the printed proxy statement contains a Stock Price Performance Graph.  The information in the graph is presented in a tabular format immediately following the graph.